EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Two Grocery-Anchored Shopping Centers, Adding First Schnucks Grocery Store to its Portfolio

CINCINNATI, OH, October 21, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of two grocery-anchored shopping centers. These acquisitions added the first Schnucks grocery store-anchored shopping center, and a Cub Foods grocery store-anchored shopping center to the Company’s portfolio. The acquisitions expand the Company’s presence in Minnesota and Iowa.

Cahill Plaza is a 69,000 square foot shopping center located in Inver Grove Heights, Minnesota, a suburb of Minneapolis, approximately 20 miles southeast of the city. The shopping center is anchored by a 52,017 square foot Cub Foods grocery store. Cub Foods is the No. 1 traditional grocer by market share in the greater Minneapolis area.

Duck Creek Plaza is a 134,229 square foot shopping center located in Bettendorf, Iowa, part of the Quad Cities bordering Iowa and Illinois. The shopping center is anchored by a 63,706 square foot Schnucks grocery store, one of the largest privately owned grocers in the Midwest. In addition to the Schnucks grocery store anchor, Duck Creek Plaza also features a 28,270 square foot Marshall’s store.

With the acquisitions of Cahill Plaza and Duck Creek Plaza, the Company’s current portfolio is comprised of interests in 61 properties anchored by 26 leading grocers in 21 states, with an aggregate portfolio purchase price of approximately $885 million.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of October 14, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 61 grocery-anchored shopping centers totaling approximately 6.4 million square feet.  For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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